Exhibit 5.1

e-mail: adfagundo@applebyglobal.com
Intelsat (Bermuda), Ltd. Wellesley House North, 2nd Floor 90 Pitts Bay Road Pembroke HM 08 Bermuda	direct dial: Tel 441 298 3549 Fax 441 298 3461 your ref: appleby ref: ADF/jt/129725.11

24 November 2009

Dear Sirs

Intelsat (Bermuda), Ltd. (the “Issuer”), and Intelsat, Ltd. (the “Bermuda Guarantor” and together with the Issuer, the “Companies”)

The Issuer has requested that we provide this opinion in connection with the registration of up to US$2,805,000,000 in aggregate principal amount of its 11 1/4% Senior Notes due 2017 and up to US$2,149,991,000 in aggregate principal amount of its 11 1/2%/12 1/2% Senior PIK Election Notes due 2017 (collectively, the “New Notes”), and the guarantees related thereto (the “New Guarantees”) of the Bermuda Guarantor, such New Notes to be issued in exchange for an equal principal amount of the Issuer’s outstanding 11 1/4% Senior Notes due 2017 and 11 1/2%/12 1/2% Senior PIK Election Notes due 2017 (collectively, the “Existing Notes”) pursuant to the terms of the Indenture, the Registration Rights Agreement, the Offering Memorandum and the Registration Statement.

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”), together with such other documentation, as we have considered requisite to this opinion.

Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents (other than the Companies);

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)	that the Indenture (including the New Notes) and the Registration Rights Agreement constitute the legal, valid and binding obligations of each of the parties thereto, other than the Companies, under the laws of its jurisdiction of incorporation or its jurisdiction of formation and any exchange of the New Notes for the Existing Notes shall be effected in accordance with the terms thereof;

(g)	that the Indenture (including the New Notes) and the Registration Rights Agreement constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with its terms, under the laws of the State of New York by which they are expressed to be governed and are in the proper legal form to be admissible in evidence and enforced in the courts of the State of New York and in accordance with the laws of the State of New York;

(h)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinions expressed herein;

(i)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions adopted by all the Directors of each of the Issuer and the Bermuda Guarantor, respectively, as unanimous written resolutions of the Board and that there is no matter affecting the authority of the Directors of the Issuer to issue the New Notes, or the Directors of the Bermuda Guarantor to grant the New Guarantees not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(j)	that each of the parties to the Registration Rights Agreement and the Indenture (other than the Issuer and the Bermuda Guarantor) has no express or constructive knowledge of any circumstance whereby any Director of the Issuer and the Bermuda Guarantor as applicable when the Board of Directors of the Issuer or the Bermuda Guarantor as applicable, adopted the Resolutions, failed to discharge his fiduciary duty owed to the Issuer or the Bermuda Guarantor as applicable, and to act honestly and in good faith with a view to the best interests of the Issuer or the Bermuda Guarantor as applicable;

(k)	that the records which were the subject of the Company Searches were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Company Searches been materially altered; and

(l)	that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Litigation Search been materially altered.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.	Each of the Issuer and the Bermuda Guarantor are duly incorporated and existing under the laws of Bermuda and are in good standing under the laws of Bermuda.

2.	The Issuer has taken all corporate action required to authorise the execution, delivery and performance of the New Notes.

3.	The Bermuda Guarantor has taken all corporate action required to authorise the execution, delivery and performance of the New Guarantees.

4.	When issued, upon conversion of the Existing Notes pursuant to and in accordance with terms of the Indenture, the Registration Rights Agreement, the Offering Memorandum and the Registration Statement, the New Notes will be validly issued, and the New Notes and the New Guarantees will constitute valid and binding obligations of the Issuer and the Bermuda Guarantor, respectively.

Reservations

We have the following reservations:

(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(b)	Enforcement of the obligations of the Companies under the Subject Agreements may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors’ rights.

(c)	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(d)	We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into any of the Subject Agreements by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

(e)	Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

(f)	Any provision in the Subject Agreements that certain calculations or certificates will be conclusive and binding will not be effective if such calculations or certificates are fraudulent or erroneous on their face and will not necessarily prevent juridical enquiries into the merits of any claim by an aggrieved party.

(g)

We express no opinion as to the validity or binding effect of any provision in the Subject Agreements for the payment of interest at a higher rate on overdue amounts than on amounts which are current, or that liquidated damages are or may be payable. Such a provision may not be enforceable if it could be established that the amount expressed as being payable was in the nature of a penalty; that is to say a requirement for a stipulated sum to be paid irrespective of, or necessarily greater than, the loss likely to be sustained. If it cannot be demonstrated to the Bermuda court that the higher payment was a reasonable pre-estimate of the loss suffered, the court will determine and award what it considers to be reasonable damages. Section 9 of The Interest and Credit Charges (Regulations) Act 1975 provides that the Bermuda courts have discretion as to the amount of interest, if any, payable on the amount of a judgment after date of judgment. If the Court does not exercise that discretion, then interest will accrue at the statutory rate which is currently 7% per annum.

(h)	We express no opinion as to the validity or binding effect of any provision of the Subject Agreements which provides for the severance of illegal, invalid or unenforceable provisions.

(i)	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

(i)	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

(ii)	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

(iii)	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Companies Act 1981.

Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (“overseas companies”) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

(j)	In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

(k)	In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

Disclosure

This opinion has been prepared for your use in connection with the Registration Statement. For this purpose, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended. Further, this opinion speaks as of its date.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby

APPLEBY

SCHEDULE

1.	The entries and filings shown in respect of Intelsat (Bermuda), Ltd. on the file of that company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 24 November 2009, 9:00 am (Bermuda time).

2.	The entries and filings shown in respect of Intelsat, Ltd. on the file of that company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 24 November 2009, 9:10 am (Bermuda time).

(items 1 and 2 are collectively referred to as the “Company Searches”)

3.	The entries and filings shown in respect of each of Intelsat (Bermuda), Ltd. and Intelsat, Ltd. in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 24 November 2009 at 9:20 am (Bermuda time) (the “Litigation Search”).

4.	A copy of the Registration Statement on Form S-4 to be issued by Intelsat (Bermuda), Ltd. in connection with the issue of the New Notes and the New Guarantees, as received by email from Marianna Kosharovsky on 23 November at 10:41 pm (Bermuda time) (the “Registration Statement”).

5.	A copy of the executed Registration Rights Agreement dated as of 27 June 2008, among Intelsat (Bermuda), Ltd., Intelsat, Ltd., Intelsat Intermediate Holding Company, Ltd., Intelsat Subsidiary Holding Company, Ltd., Intelsat Jackson Holdings, Ltd., the Subsidiary Guarantors party thereto and Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated and Banc of America Securities LLC as representatives of the initial purchasers listed on schedule 1 thereto (the “Registration Rights Agreement”).

6.	A copy of the executed Indenture dated as of 27 June 2008 among Intelsat (Bermuda) Ltd., Intelsat, Ltd., and Wells Fargo Bank National Association, as Trustee (the “Indenture”).

7.	A copy of the Final Offering Memorandum, issued by Intelsat, Ltd., dated 24 June 2008 and the Final Supplement, issued by Intelsat (Bermuda), Ltd., dated 24 June 2008, in connection with the offering of the Existing Notes (together, the “Offering Memorandum”).

8.	A copy of the New Notes as set out in the Indenture.

(items 4 to 8 are collectively referred to as the “Subject Agreements”)

9.	A certified copy of the “Foreign Exchange Letter”, issued by the Bermuda Monetary Authority, Hamilton, Bermuda in relation to each of the Companies.

10.	A certified copy of the “Tax Assurance”, issued by the Registrar of Companies for the Minister of Finance in relation to each of the Companies.

11.	A certified copy of the Direction issued by the Registrar of Companies dated 27 June 2008.

12.	A copy of the Notice to the Public dated 1 June 2005 given by the Bermuda Monetary Authority under the Exchange Control Act 1972 and the Exchange Control Regulations 1973.

13.	A certified copy of the unanimous written resolutions of the Board of Directors of Intelsat (Bermuda), Ltd., adopted as of 20 June 2008.

14.	A certified copy of the unanimous written resolutions of the Board of Directors of Intelsat, Ltd., adopted as of 20 June 2008.

(items 13 and 14 are collectively referred to as the “Resolutions”)

15.	A certified copy of the Certificate of Amalgamation, Memorandum of Association (including the Certificate of Registration of Altered Memorandum of Association) and Bye-laws of Intelsat, Ltd.

16.	A certified copy of the Certificate of Amalgamation, Memorandum of Association and Bye-Laws of Intelsat (Bermuda), Ltd.

(items 15 and 16 are collectively referred to as the “Constitutional Documents”)

17.	A Certificate of Compliance issued by the Registrar of Companies dated 24 November 2009 for the Issuer and the Bermuda Guarantor.